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                                                                      EXHIBIT 12


                           CRANE CO. AND SUBSIDIARIES
                        COMPUTATION OF RATIO OF EARNINGS
                     BEFORE FIXED CHARGES TO FIXED CHARGES
                       (IN THOUSANDS, EXCEPT RATIO DATA)

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

                                                               THREE
                                                              MONTHS
                                                               ENDED                             YEAR ENDED
                                                              MARCH 31,                         DECEMBER 31,
                                                              ---------    -------------------------------------------------------
                                                                1994        1993        1992        1991        1990        1989
                                                                ----        ----        ----        ----        ----        ----
EARNINGS FROM
CONTINUING OPERATIONS
BEFORE INCOME TAXES. . . . . . . . . . . . . . . . . . . . .   $12,453     $79,818     $38,689     $72,405    $102,488    $ 91,579
ADD:
  Minority Interest. . . . . . . . . . . . . . . . . . . . .         0           0           0           0           0           0
  Interest Expense . . . . . . . . . . . . . . . . . . . . .     3,327      11,396      14,464      11,540      16,746      19,177
  Amortization of Debt Discount. . . . . . . . . . . . . . .        21          83          64           0           0         771
  Portion of Rents Representative of Interest Factor . . . .     1,225       5,288       5,694       6,303       6,627       6,721
                                                               -------     -------     -------     -------    --------    --------
  Earnings Before Fixed Charges. . . . . . . . . . . . . . .   $17,026     $96,585     $58,911     $90,248    $125,861    $118,248
                                                               -------     -------     -------     -------    --------    --------
                                                               -------     -------     -------     -------    --------    --------

FIXED CHARGES:
  Interest Expense . . . . . . . . . . . . . . . . . . . . .   $ 3,327     $11,396     $14,464     $11,540    $ 16,746    $ 19,177
  Amortization of Debt Discount. . . . . . . . . . . . . . .        21          83          64           0           0         771
  Portion of Rents Representative of Interest Factor . . . .     1,225       5,288       5,694       6,303       6,627       6,721
  Preferred Stock Dividends(1) . . . . . . . . . . . . . . .        24          85          85          79          96          77
                                                               -------     -------     -------     -------    --------    --------
  TOTAL FIXED CHARGES. . . . . . . . . . . . . . . . . . . .   $ 4,597     $16,852     $20,307     $17,922    $ 23,469    $ 26,746
                                                               -------     -------     -------     -------    --------    --------
                                                               -------     -------     -------     -------    --------    --------
Ratio of Earnings Before Fixed Charges to Fixed Charges. . .      3.70        5.73        2.90        5.04        5.36        4.42

_________________________
(1) Preferred Stock dividends have been adjusted to reflect pre-tax earnings necessary to pay such dividends at effective tax rates.

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